UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2007

LitFunding Corp.
(Exact name of registrant as specified in charter)

Nevada	000-49679	93-1221399
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

6375 S. Pecos Road, Suite 217, Las Vegas, Nevada 89120
(Address of Principal Executive Office)(Zip Code)

(702) 898-8388
Registrant’s telephone number, including area code.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2007, the Registrant (“LitFunding”) entered into a binding Letter Agreement with Rochester Capital Partners, LP., a Nevada limited partnership (“RCP”) to issue a total of forty million shares of treasury stock in exchange for financing in the gross amount of $315,000, plus an additional, contingent commitment to obtain funding of up to $180,000 (the “Transaction”). Of the $315,000, the Registrant will receive $250,000, and the balance will be received by Morton Reed, the Company’s CEO, in exchange for the purchase of additional shares held by him. The Transaction was unanimously approved by the Registant’s Board of Directors at a meeting held on February 22, 2007.

Of the 40 million shares, 21 million shares will be assigned by RCP and issued directly to Lehars Handels Ges., M.b.H., an Austrian corporation located in Graz, Austria (“Lehars”), pursuant to a separate agreement between RCP and Lehars. Lehars would then own approximately 30% of the Registrant’s outstanding shares of common stock, based upon 30,738,902 shares outstanding prior to this Transaction. The balance of 19 million shares will be issued to RCP, giving RCP a direct interest of approximately 27%. In the event RCP is successful in financing the acquisition of about 8 million shares from Dr. Reed, RCP will own roughly 38% of the Registrant’s outstanding common stock. RCP is a limited partnership controlled by Gary Rasmussen as its General Partner. The limited partners of RCP are family members of Mr. Rasmussen. Gary Rasmussen is a consultant to the Registrant and will continue as such after the Transaction.

The financing to both the Registrant and Dr. Reed will be in the form of a promissory note that is due and payable by RCP upon receipt of sufficient proceeds from Lehars, but not later than 60 days from the date the stock is issued. In the event RCP defaults on its promissory note, the stock issued under the Transaction can be cancelled at the sole discretion of the Registrant without protest by RCP. The Letter Agreement provided for a Good Faith deposit of $15,000, of which $2,500 has been received by the Registrant, and $12,500 will be paid directly to the Registrant’s auditor within 10 days from execution of the Letter Agreement, to cover the estimated expense in connection with the Registrant’s current year-end audit.

The consummation of the Transaction is contingent upon the negotiation of a more definitive agreement, upon terms that are mutually acceptable, and a satisfactory due diligence review by RCP, on or before April 13, 2007. Further, the Letter Agreement is subject to the negotiation of about $1 million in existing liabilities with three major creditors upon terms acceptable to RCP.

The foregoing description of the binding letter of intent does not purport to be complete and is qualified in its entirety by reference to the original document, a copy which is attached hereto as Exhibit 10.1

Item 8.01 Other Events.

Press Release

On March 6, 2007, the Registrant issued a press release announcing it has executed the binding Letter Agreement referred to herein whereby LitFunding Corp will issue 40 million shares of its restricted common stock to Rochester Capital Partners, L.P. in exchange for financing as described above in Item 1.01.

A copy of the press release is attached hereto as Exhibit 99.1

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Item 9.01 Exhibits.

10.1	Binding Letter Agreement between the Registrant and Rochester Capital Partners, L.P., dated on March 5, 2007.
99.1	Press Release dated March 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LitFunding Corp., a Nevada corporation

Date: March 6, 2007	By:	/s/ Morton Reed
Morton Reed, Chief Executive Officer

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